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                                                       EXHIBIT 10.49

                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT dated as of March 1, 1998 (this "Agreement") between Marvel Entertainment Group, Inc., a Delaware corporation (the "Company"), and Pamela Bradford (the "Executive").

         The Company wishes to employ the Executive, and the Executive wishes to accept such employment, on the terms and conditions set forth in this Agreement.

         Accordingly, the Company and the Executive hereby agree as follows:

     1.   Employment, Duties and Acceptance.

         1.1 Employment, Duties. The Company hereby employs the Executive for the Term (as defined in Section 2.1) to render exclusive and full-time services to the Company or any subsidiary or affiliate thereof as Executive Vice President and General Counsel, or in another executive position having duties at a level of responsibility consistent with the duties of a Executive Vice President and General Counsel of the Company, and to perform such other duties consistent with such position as may be assigned to the Executive by the President, Marvel Entertainment Group, Inc.

         1.2 Acceptance. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, the Executive agrees to serve the Company faithfully and to the best of the Executive's ability, to devote the Executive's entire business time, energy and skill to such employment, and to use the Executive's best efforts, skill and ability to promote the Company's interests. The Executive further agrees to accept election, and to serve during all or any part of the Term, as an officer or director of the Company and of any subsidiary or affiliate of the Company, without any compensation therefor other than that specified in this Agreement, if elected to any such position by the shareholders or by the Board of Directors of the Company or of any subsidiary or affiliate, as the case may be. The Executive hereby represents and warrants that the Executive




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is not subject to any confidentiality or non-compete provisions except as set forth in this Agreement or otherwise with the Company or its subsidiaries.

         1.3 Location. Except for occasional travel, Executive shall not be required to perform his duties under this Agreement outside of the New York City metropolitan area.

     2.   Term of Employment; Certain Post-Term Benefits.

         2.1 The Term. The term of the Executive's employment under this Agreement (the "Term") shall commence on March 1, 1998 and shall end on February 28, 1999 (the "Expiration Date"), or such later date to which the Term is extended pursuant to Section 2.2.

         2.2 End-of-Term Provisions. At any time on or prior to the end of the Term, each of the Company and the Executive shall have the right to give the other party written notice of non-renewal of the Term. Absent such notice, the Term shall be automatically extended on a day to day basis.

     3.   Compensation; Benefits.

         3.1 Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company shall pay the Executive during the Term a base salary, payable bi-weekly in arrears, at the annual rate of $236,000 until December 31, 1998, and, thereafter, at the annual rate of $250,000, less such amounts as are required to be withheld by applicable law and regulations and deductions authorized by the Executive in writing (the "Base Salary"). In the event that the Company, in its sole discretion, from time to time determines to increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute "Base Salary" for purposes of this Agreement.

         3.2 Discretionary Bonus. In addition to the amounts to be paid to the Executive pursuant to Section 3.1, the Executive shall be eligible, upon the decision of the Board of Directors and in the Board's sole discretion, to


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receive a discretionary performance based bonus with respect to each year of the Term in such amount as the Board, in its sole discretion, may determine.

         3.3 Business Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive's services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company customarily may require of its officers, provided, that the maximum amount available for such expenses during any period may be fixed in advance by the Chief Financial Officer of Marvel Entertainment Group.

         3.4 Vacation. During the Term, the Executive shall be entitled to a vacation period or periods of four (4) weeks taken in accordance with the vacation policy of the Company during each year of the Term. Vacation time not used by the end of a year shall be forfeited.

         3.5 Fringe Benefits. During the Term, the Executive shall be entitled to all benefits for which the Executive shall be eligible or qualify for under any 401(k) plan, group insurance or other so-called "fringe" benefit plan which the Company provides to its employees generally, as such may be in effect from time to time, together with medical, dental and vision benefits for the Executive, the Executive's spouse and the Executive's children as from time to time in effect for officers of the Company generally.

         3.6 Additional Benefits. During the Term, the Executive shall be entitled to such other benefits as are specified in Appendix I to this Agreement.

     4.   Termination.

         4.1 Death. If the Executive shall die during the Term, the Term shall terminate and no further amounts or benefits shall be payable hereunder, except that the Executive's legal representatives shall be entitled to receive continued payments in an amount equal to 60% of the Base Salary, in the manner specified in Section 3.1, until the end of the Term (as in effect immediately prior to the Executive's death) or, if the Company has not then given



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written notice of non-renewal pursuant to Section 2.2, for a period of twelve months after the last day of the month in which the termination described in this Section 4.1 occurred, whichever is later.

         4.2 Disability. If during the Term the Executive shall become physically or mentally disabled, whether totally or partially, such that the Executive is unable to perform the Executive's services hereunder for (i) a period of six consecutive months or (ii) for shorter periods aggregating six months during any twelve month period, the Company may at any time after the last day of the six consecutive months of disability or the day on which the shorter periods of disability shall have equaled an aggregate of six months, by written notice to the Executive (but before the Executive has recovered from such disability), terminate the Term and no further amounts or benefits shall be payable hereunder, except that the Executive shall be entitled to receive
(i) continued payments in an amount equal to 60% of the Base Salary, in the manner specified in Section 3.1, until the end of the Term (as in effect immediately prior to such termination) or, if the Company has not then given notice of non-renewal pursuant to Section 2.2, for a period of twelve months after the last day of the month in which the termination described in this
Section 4.2 occurred, whichever is longer (the "Disability Period"), and (ii) the medical, dental and vision benefits provided for in Section 3.5. If the Executive shall die before receiving all payments to be made by the Company in accordance with the foregoing, such payments shall be made to a beneficiary designated by the Executive on a form prescribed for such purpose by the Company or, in the absence of such designation, to the Executive's legal representative.

         4.3 Cause. In the event of gross neglect by the Executive of the Executive's duties hereunder, conviction of the Executive of any felony, conviction of the Executive of any lesser crime or offense involving the property of the Company or any of its subsidiaries or affiliates, willful misconduct by the Executive in connection with the performance of any material portion of the Executive's duties hereunder or breach by the Executive of any material provision of this Agreement or the Code of Business Conduct of the Company as it may be in effect from time to time (individually and collectively, "Cause"), the Company may, at



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any time by written notice to the Executive, terminate the Term, and, upon such termination, this Agreement shall terminate and the Executive shall be entitled to receive no further amounts or benefits hereunder, except any as shall have been earned to the date of such termination.

         4.4 Company Breach; Company Termination. In the event of the breach of any material provision of this Agreement by the Company, the Executive shall be entitled to terminate the Term upon 30 days' prior written notice to the Company. The Company shall have the right to terminate the Term without Cause upon written notice to the Executive. Upon such termination by the Executive, or in the event the Company terminates the Term without Cause (including a termination through non-renewal or non-extension of the Term, pursuant to
Section 2.2 or resulting from rejection of this Agreement by the U. S. Bankruptcy Court, or a failure of any successor to all or substantially all of the assets or business of the Company to assume in writing the Company's obligation to perform this Agreement within ten (10) days after Plan confirmation of any merger, consolidation, sale of assets, tender offer or similar transaction), the Company shall continue thereafter to provide the Executive (i) payments of Base Salary in the manner and amount specified in
Section 3.1 and (ii) fringe benefits and additional benefits in the manner and amounts specified in Sections 3.5 and 3.6; all for a period of twelve (12) months commencing from the effective date of such termination (the "Damage Period"). The Company's obligations pursuant to this Section 4.4 are subject to the Executive's duty to mitigate damages by seeking other employment, provided that the Executive shall not be required to accept a position of lesser importance or of substantially different character than the position held with the Company immediately prior to the effective date of termination or in a location outside of the New York City metropolitan area. To the extent that the Executive shall earn compensation during the Damage Period (without regard to when such compensation is paid), the Base Salary payments to be made by the Company pursuant to this Section 4.4 shall be correspondingly reduced by a like amount.

         4.5 Litigation Expenses. Except as provided for in Section 5.6, in the event the Company and the Executive become involved in any action, suit or proceeding relating to the alleged breach of this Agreement by the


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Company or the Executive, and if a judgment in such action, suit or proceeding is rendered in favor of the Executive, the Company shall reimburse the Executive for all expenses (including reasonable attorneys' fees) incurred by the Executive in connection with such action, suit or proceeding. Such costs shall be paid to the Executive promptly upon presentation of expense statements or other supporting information evidencing the incurrence of such expenses.

     5.   Protection of Confidential Information; Non-Competition;
          Solicitation.

         5.1 Confidentiality. In view of the fact that the Executive's work for the Company will bring the Executive into close contact with many confidential affairs of the Company and its subsidiaries and affiliates not readily available to the public and plans for future developments, the Executive agrees:

         5.1.1 To keep and retain in the strictest confidence all confidential matters of the Company and its subsidiaries and affiliates, including, without limitation, "know how", trade secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects and other business affairs of the Company and its subsidiaries and affiliates, and any information concerning any director, officer, employee or agent of the Company or any of its affiliates or subsidiaries or any of their respective family members, learned by the Executive heretofore or hereafter, and not to disclose them to anyone outside of the Company, either during or after the Executive's employment with the Company, except in the course of performing the Executive's duties hereunder or with the Company's express written consent. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial; and



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         5.1.2 To deliver promptly to the Company on termination of the
Executive's employment by the Company, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Company's business and all property associated therewith, which the Executive may then possess or have under the Executive's control.

         5.2 Non-Compete. During the Term, the Executive shall not, directly or indirectly, enter the employ of, or render any services to, any person, firm or corporation engaged in any business competitive with the business of the Company or of any of its subsidiaries or affiliates; the Executive shall not engage in such business on the Executive's own account; and the Executive shall not become interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant or in any other relationship or capacity, provided, however, that nothing contained in this Section 5.2 shall be deemed to prohibit the Executive from acquiring, solely as an investment, up to three percent (3%) of the outstanding shares of publicly traded capital stock of any corporation.

         5.2.1 Solicitation of Personnel or Employees. Executive agrees that during the Term and for a period of 180 days after the expiration or termination date of this Agreement, it will not without the consent of the Company, solicit, hire, contract with, nor engage the services of, any employee of the Company.

         5.3 Remedies. In the event the Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 5.1, 5.2, 6 or 7 the Company shall have the following rights and remedies:

         5.3.1 The right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and



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         5.3.2 The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of Sections 5.1, 5.2, 6 or 7 and the Executive hereby agrees to account for and pay over such Benefits to the Company. Each of the rights and remedies enumerated above shall be independent of the other and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu or limitation of, any other rights and remedies available to the Company under law or in equity.

     5.4  Severability.

         5.4.1 In the event any of the covenants contained in this Agreement, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

         5.4.2 In the event any covenant contained in Sections 5.1, 5.2, 6 or 7 or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

         5.5 Jurisdiction. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Section 5.2 upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.



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         5.6 Expenses. In the event that any action, suit or other proceeding in law or in equity is brought to enforce the covenants contained in Sections 5.1, 5.2, 6 or 7 or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of the Company, all expenses (including reasonable attorneys' fees) of the Company in such action, suit or other proceeding shall, on demand of the Company, be paid by the Executive. In the event the Company fails to obtain a judgment for money damages or an injunction in favor of the Company, all expenses (including reasonable attorneys' fees) of the Executive in such action, suit or other proceeding shall, on demand of the Executive, be paid by the Company.

     6.   Inventions and Patents.

         6.1 The Executive agrees that all processes, technologies and inventions, including new contributions, improvements, ideas and discoveries, whether patentable or not (collectively, "Inventions"), conceived, developed, invented or made by the Executive during the Term shall belong to the Company, provided that such Inventions grew out of the Executive's work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company's time or with the use of the Company's facilities or materials. The Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive's inventorship.

         6.2 In the event any Invention is described in a patent application or disclosed to third parties, directly or indirectly, by the Executive within two years after the termination of the Executive's employment by the Company, it is to be presumed that the Invention was conceived or made during the Term.



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         6.3 The Executive agrees that the Executive will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

     7.   Intellectual Property.

         The Company shall be the sole owner of all the products and proceeds of the Executive's services hereunder, including, but not limited to, all materials, formats, discoveries, developments, characters, product lines, ideas, concepts, packages, performances, trade secrets, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with the Executive's work with the Company or any of its subsidiaries or affiliates during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive's right to receive payments hereunder). The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

     8.   Indemnification.

         The Company will indemnify the Executive, to the maximum extent permitted by applicable law, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company.

     9.   Notices.

         All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been


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given on the third date after the date mailed), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

            If to the Company, to:

                        Marvel Entertainment Group, Inc.
                        387 Park Avenue South
                        New York, New York 10016
                        Attention:  Secretary

            If to the Executive, to:

                        Pamela Bradford
                        59 East 80th Street
                        New York, NY 10021

     10.  General.

         10.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York.

         10.2 Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         10.3 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

         10.4 Termination of Prior Agreements. This Agreement expressly supersedes all agreements and understandings between the parties regarding the subject matter hereof and any such agreement is terminated as of the date first above written.



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         10.5 Assignment. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to third parties in connection with any sale, transfer or other disposition of all or substantially all of its business or assets and, in any event, the obligations of the Company hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

         10.6 Amendment; Waiver. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

         10.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which together shall be considered one and the same instrument.




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         10.8 Subsidiaries. As used herein, the term "subsidiary" shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question, and the term "affiliate" shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        MARVEL ENTERTAINMENT GROUP, INC.



                                        By: /s/ John J. Gibbons
                                           ------------------------------
                                           John J. Gibbons
                                           Trustee

                                        /s/ Pamela Bradford
                                        ---------------------------------
                                        Pamela Bradford



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                                   APPENDIX I


Additional Benefits:

         1. Automobile Allowance. The Executive shall be eligible for either a Company car or an automobile allowance in accordance with Company's policy.

         2. Medical Examination. The Executive shall be reimbursed by the Company for the reasonable cost of one annual medical examination upon presentation of an expense statement.

         3. Stock Option Plan. The Executive shall be eligible to participate in the Marvel Entertainment Group, Inc. Amended and Restated Stock Option Plan (the "Stock Option Plan") and to receive options to purchase shares of the common stock, par value $.01 per share ("Common Stock"), of the Company pursuant to the terms of the Stock Option Plan and related Stock Option Agreement in the amounts determined by, in the sole discretion of and subject to the terms and conditions approved by the committee of the Board of Directors of the Company which administers the Stock Option Plan. Any stock options granted shall be subject to all other terms and conditions of the Stock Option Plan and the related Stock Option Agreement between the Company and the Executive. The Executive's participation in the Stock Option Plan shall not be, or be deemed to be, a fringe benefit or additional benefit for purposes of
Section 4.4 (ii) of this Agreement, and the Executive's stock option rights shall be governed strictly in accordance with the Stock Option Plan and the related Stock Option Agreement. In the event of any conflict between this Agreement and the Stock Option Plan and the related Stock Option Agreement, or any ambiguity in any of such agreements, the Stock Option Plan and the related Stock Option Agreement shall control.




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Mr. Joe Ahearn

March 2, 1998



                [Letterhead of Marvel Entertainment Group, Inc.]


March 2, 1998

Mr. Joe Ahearn
Toy Biz, Inc.
685 Third Avenue
New York, NY  10017

            RE:         PAMELA BRADFORD - EMPLOYMENT AGREEMENT
                        DATED AS OF MARCH 1, 1998 (THE EMPLOYMENT AGREEMENT")

Dear Mr. Ahearn:

This letter shall confirm our understanding that in the event Toy Biz consummates a plan to reorganize Marvel and is in control of the combined companies [Marvel and Toy Biz], Paragraph 4.4 of the Employment Agreement shall be modified to read as follows:

                        ...(ii) fringe benefits and additional benefits in the manner and amounts specified in Sections 3.5 and 3.6; all until the end of the Term (as in effect immediately prior to such termination), or for a period of six (6) months, whichever is longer (the "Damage Period").

Therefore, I have signed the Employment Agreement and sent it on to the Trustee for his signature. This letter relates to Toy Biz only.

Sincerely,

/s/ Pamela Bradford
-------------------
Pamela Bradford


Agreed to and Accepted:

MARVEL ENTERTAINMENT GROUP, INC.


By: /s/ John J. Gibbons
    ------------------------
    John J. Gibbons, Trustee

cc: Judge John Gibbons
    Sue Atkins